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                                                                    EXHIBIT 12.1
                              ESSEX PORTFOLIO, L.P.

        SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                          PREFERRED UNIT DISTRIBUTIONS
                          (in thousands, except ratios)
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                                               SIX MONTHS ENDED      YEAR ENDED       YEAR ENDED      YEAR ENDED
                                                  JUNE 30,          DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                    1998              1997              1996             1995
                                               ----------------     ------------     ------------     ---------
EARNINGS:
  Income before minority interests                $19,660            $34,146          $14,970          $14,244
  Interest expense                                  9,014             12,659           11,442           10,928
  Amortization of deferred financing costs            341                509              639            1,355
                                                  -------            -------          -------          -------
  TOTAL EARNINGS                                  $29,015            $47,314          $27,051          $26,527
                                                  -------            -------          -------          -------


FIXED CHARGES:
  Interest expense                                $ 9,014            $12,659          $11,442          $10,928
  Convertible preferred unit distributions            875              2,681              635               --
  Perpetual preferred unit distributions            2,214                 --               --               --
  Amortization of deferred financing costs            341                509              639            1,355
  Capitalized interest                              1,775              1,276              115               92
                                                  -------            -------          -------          -------
  TOTAL FIXED CHARGES AND PREFERRED
    UNIT DISTRIBUTIONS                            $14,219            $17,125          $12,831          $12,375

RATIO OF EARNINGS TO FIXED CHARGES
  (EXCLUDING PREFERRED UNIT DISTRIBUTIONS)           2.61X              3.28X            2.22X            2.14X
                                                  =======            =======          =======          =======

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED DISTRIBUTIONS                2.04X              2.76X            2.11X            2.14X
                                                  =======            =======          =======          =======
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